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                                                              EXHIBIT 10.4





                         SERVICE AND SUPPLY AGREEMENT

         This Agreement is made as of the 26th day of June, 1996 by and between MOSCOM CORPORATION, a Delaware corporation having its principal office at 3750 Monroe Avenue, Pittsford, New York 14534 ("MOSCOM") and VOTAN CORPORATION, a Delaware corporation having its principal office at 7020 Koll Center Parkway, No. 142, Pleasanton, California 94566 ("Votan").

         WHEREAS, Votan has been recently formed to commercialize various technologies relating to speech recognition and voice verification, and

         WHEREAS, MOSCOM has the capability, staff and expertise to effectively and profitably assist in the commercialization of those technologies until such time as Votan has the internal staff and expertise to pursue such commercialization, and

         WHEREAS, Votan, in furtherance of the purposes for which Votan was formed, desires to retain the services of MOSCOM in accordance with the terms and conditions hereinafter set forth, and

         WHEREAS, MOSCOM is prepared to perform such services in accordance with the terms and conditions set forth herein,

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows.

         1. Retention and Description of Administrative Services. MOSCOM hereby agrees, from time to time and upon Votan's request, to manage Votan's administrative and accounting needs, to assist in the maintenance of the financial books and records of Votan, to coordinate and oversee all disbursements made by Votan, including payroll, and to furnish such additional administrative, personnel, testing, quality control, public relations, purchasing and other services as Votan may, from time to time, request. In addition, MOSCOM shall provide space at its facility for certain Votan employees who will perform services for Votan at the MOSCOM facility. Votan shall retain exclusive responsibility for and shall provide at its own cost and expense any accounting or similar work as is customarily performed by third party professionals, including, by way of illustration, the preparation of tax returns and reviews or audits of financial statements. MOSCOM agrees to perform all services as may be reasonably requested by Votan hereunder and as may be mutually agreed by the parties to the best of its abilities and within reasonable time periods, and shall allocate sufficient time and resources to such end. Notwithstanding the foregoing, MOSCOM provides no warranties or guaranty of results with respect to any of the services which may be performed by it under this Agreement.







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         2. Compensation for Services. In consideration for the services rendered by MOSCOM pursuant to Section 1 above, Votan shall pay to MOSCOM a fee equal to four (4) times the gross hourly salary paid by MOSCOM to the person performing such services times the number of hours expended by such person to perform the services.

         3. Facility Fee. Votan shall pay MOSCOM 1.25 times MOSCOM's cost of occupancy (rent plus additional rent components) for that portion of MOSCOM's facilities allocated to occupancy by Votan employees.

         4. Billing. MOSCOM will bill Votan monthly for any services rendered hereunder which shall set forth in reasonable detail the amounts billed, and shall be entitled to payment in full from Votan within thirty (30) days of the time any invoice is sent to Votan.

         5. Supply of Products. MOSCOM hereby agrees to sell to Votan, the Model 2400, 2450, 5400 and 5450 boards, and related boards, which boards are manufactured by third parties and tested by MOSCOM, upon receipt of orders placed from time to time by Votan. MOSCOM shall sell such boards to Votan at a price per board equal to 1.25 times MOSCOM's cost for each such board. MOSCOM will have the unqualified right to accept or reject each order as received, or to reduce the quantities of boards which may be ordered by Votan. MOSCOM undertakes, whenever orders for boards exceed the supply available, to make a fair and reasonable allocation of the available supply. The decision of MOSCOM as to such allocations shall be final and binding upon Votan. In no event will MOSCOM be deemed to have assumed any obligation hereunder except to fill orders as quickly as practicable and Votan expressly agrees that MOSCOM shall not be liable for any direct or consequential loss or damage caused by MOSCOM's failure or inability to make delivery of any boards to Votan, Votan's sole remedy being to cancel the order. Such sales shall be made by MOSCOM in accordance with the standard terms and conditions applying to such sales and as set forth in MOSCOM's standard form of Acknowledgment of Purchase Order attached hereto as Exhibit A.

         6. Pass-Through of Warranties. MOSCOM shall use reasonable commercial efforts to arrange for a pass-through of all warranties from the manufacturers of the boards direct to Votan or in favor of Votan, so that Votan may enforce such warranties against the manufacturer as though Votan was purchasing directly from such manufacturer.

         7. Delivery. All boards delivered to Votan shall be F.O.B. Votan's plant or other place of shipment. MOSCOM shall use its reasonable commercial efforts to deliver boards within ten (10) days of the applicable delivery dates and arrange any desired insurance (in amounts that Votan shall determine) and transportation, via air freight unless otherwise specified in writing, to any destinations specified in writing from time to time by Votan. All customs, duties, costs, taxes, insurance premiums, and other expenses relating to such transportation and delivery, shall be paid by MOSCOM and reimbursed by Votan.


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         8. Rejection of Board in Case of Nonconformity. Votan may reject any portion of any shipment of boards which does not conform to Votan's specifications in its purchase order. In order to reject a shipment, Votan must (i) give notice to MOSCOM of Votan's intent to reject the shipment within ten (10) days of receipt together with a written indication of the reasons for such possible rejection, and (ii) as promptly as reasonably possible thereafter, provide MOSCOM with notice of final rejection and the full basis therefor. After notice of intention to reject is given, Votan shall cooperate with MOSCOM in determining whether rejection is necessary or justified. If no such notice of intent to reject is timely received, Votan shall be deemed to have accepted such delivery of the boards. If Votan does properly reject a delivery of boards, MOSCOM shall use reasonable commercial efforts to carry out the following on behalf of Votan:

         (a) repair or cause to be repaired such boards to meet specifications; or
         (b) obtain a refund of the purchase price (together with insurance and freight charges) of the properly rejected boards from the manufacturer; and provide replacement boards which shall be purchased by Votan as provided in this Agreement.

                  If Votan shall improperly reject a delivery of boards, Votan shall reimburse MOSCOM for services related to retesting of such boards pursuant to the terms of this Agreement.

         9. Benefit Plans. In the event that MOSCOM, upon Votan's request, pays premiums on certain group employee benefit plans for Votan employees, Votan will reimburse MOSCOM in an amount equal to one hundred five percent (105%) of the premiums paid by MOSCOM.

         10. Term. The term of this Agreement shall commence upon its execution and shall continue in full force and effect until such time as it is terminated by Votan upon thirty (30) days' prior written notice to MOSCOM or by MOSCOM upon one hundred eighty (180) days prior written notice to Votan.

         11. Effect of Termination. In the event of any termination of this Agreement, MOSCOM shall be entitled to any fees earned by it hereunder prior to the date of termination and MOSCOM shall, to the extent necessary, cooperate in the transfer of any services to Votan or its designated agent.

         12.      Confidential Information.

         (a) As used in this Agreement, the "Confidential Information" of one party, (the "party") shall mean any information disclosed to or obtained by the other party (the "other") as a result of the relationship between the parties existing by virtue of this or any other agreement of the parties, which information is not generally known in the trade or
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industry in which the party operates, and relating to the party's past, present and future products, processes and services, and information relating to the party's research, development, manufacturing, processing, engineering, computer programming and marketing, as well as financial, sales and product planning information. The term Confidential Information does not include any information which the other can show was in the public domain at the time the other became aware of it, became a part of the public domain through no fault of the other after the other became aware of it, or is disclosed to the other by a third party free of any obligation or confidence.

                  (b) The parties mutually agree to hold all Confidential Information of the other party in trust and confidence, and to use it only for the benefit of the other party. Unless approved by the other party in writing, each party agrees not to disclose any Confidential Information of the other party by publication or otherwise, to any third party.

         13. Liability; Indemnification. MOSCOM shall be liable to Votan only if it fails to satisfy its obligation to use its best efforts to perform the services to be rendered by it and each party shall be liable to the other for its own gross negligence, willful misconduct, bad faith, fraud and material breach of its obligations. Votan shall indemnify, defend and hold harmless MOSCOM from and against any claims or actions arising out of its performance of services hereunder, except to the extent such claims or actions are due to the gross negligence, wilful misconduct, bad faith or material breach of MOSCOM's obligations.

         14. Independent Contractor. The parties agree that MOSCOM is an independent contractor and shall not be deemed to be, for any purposes whatsoever, an employee of Votan.

         15. Assignment. Neither this Agreement nor any interest herein or claim hereunder, may be assigned or transferred to any third party without the prior written authorization of the other party to this Agreement.

         16. Governing Law. This Agreement is made pursuant to, and should be construed in accordance with, the laws of the State of New York.

         17. Survival. The rights and obligations of the parties as set forth in paragraphs 2 and 6 of this Agreement shall survive and continue after any expiration or termination of this Agreement, and shall bind the parties hereto, their legal representatives, successors and assigns.

         18. Modification. This Agreement shall be modified only by an instrument in writing and signed by duly authorized representatives of each of the parties.

         19. Entire Agreement. This document constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous


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communications, representations, understandings and agreements, either oral or written, between the parties or any official or representative thereof.

         20. Force Majeure. Neither party to this Agreement is responsible to the other party for non-performance or delay in performance of the terms and conditions hereof caused or occasioned by acts of God, fires, strikes, civil or military authority, insurrection, riot, requirements of any statute, order or directive of any governmental authority, or, without limiting the generality of the foregoing, by any other similar cause or event which is unavoidable or beyond the reasonable control of the parties.

         21. Non-Waiver. The failure of either party to insist, in any one instance or more, upon the performance of any of the covenants or conditions of this Agreement, or failure to exercise any right or privilege herein conferred, shall not be construed as a waiver of any such covenant, conditions, rights or privileges, but the same shall continue and remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  VOTAN CORPORATION


                                  By:      /s/ John A. White
                                  Its:     President

                                  MOSCOM CORPORATION


                                  By:      /s/ Albert J. Montevecchio
                                  Its:     President




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